CAVION.COM

                     SECURE NETWORK SERVICES AGREEMENT
                           (CREDIT UNION CLIENT)

     This Secure Network Services Agreement is between Cavion Technologies, Inc., a Colorado corporation doing business as cavion.com ("Cavion"), and --------------- ("Client"). Cavion offers a variety of data connectivity services ("network services") through Cavion's CUiNet(R) network. CUiNet is a secure interactive network for electronic communications and commerce among credit unions, their members, leagues, service organizations and vendors of services to credit unions. This agreement governs Client's use of CUiNet and the network services selected on the attached Services Schedule.

It is agreed as follows:

1. SERVICES. Client subscribes for the network services selected on the attached Services Schedule. Cavion will contract with a local telecommunications provider to establish and maintain a connection from Client's data processing and associated equipment ("Client's equipment") to CUiNet. Upon mutual agreement of the parties, the Services Schedule may be modified or additional Services Schedules may be added at any time to add or reduce services or telecommunications bandwidth. Cavion reserves the right to discontinue services included in the Services Schedule, upon at least 30 days notice to Client.

2. FEES. The fees for access to CUiNet and for each network service are as described in the Services Schedule. In addition to the listed fees, Client will pay any applicable sales, use, value-added, personal property or similar taxes. The non-refundable set-up fee is due one-half upon execution of this agreement and one-half upon receipt of invoice from Cavion after activation of the network connection. Monthly recurring fees will begin upon commencement of service, and are due upon receipt of invoice from Cavion. Fees for additional services or telecommunications bandwidth will begin upon commencement of the new or upgraded service. Monthly fees for discontinued services will not be prorated. Fees may be increased for any renewal term of this agreement, upon notice to Client at least 60 days prior to the end of the current term. Fees may also be increased on an annual basis to reflect changes in the All-Urban Consumer Price Index as published by the Bureau of Labor Statistics. Failure to pay any fees on time may result in suspension of service.

3.   SET-UP OF THE SERVICES.

     3.1 Any network servers, routers and other equipment paid for by Client as part of the set-up fees described in the attached Equipment Schedule belong to Client, whether located at a Client facility or a Cavion facility. All other equipment associated with CUiNet and Client's connection to CUiNet is owned or leased by Cavion, whether located at a Client facility or a Cavion facility. Title and risk of loss to any equipment purchased by Client will pass to Client upon delivery to the shipping carrier. Cavion retains a security interest in equipment purchased until final payment of the set-up fees. Client is responsible for equipment installation and wiring at Client's facility, with assistance from Cavion engineering staff. Equipment is deemed accepted upon the first successful use of the network.

     3.2 Cavion will complete the interface between Cavion's network services software and Client's host data processing software (if required for the network services selected by Client). Client will cooperate with this process, including providing access to Client's technical personnel and host data processing vendor. Any fees of the host data processing vendor associated with completing this interface are the responsibility of Client.

4.   NETWORK OPERATIONS.

     4.1 Client is responsible for the design of, and maintaining the content of, Client's web site (if any). Upon request, Cavion will refer Client to a web site design consultant. If transactional services are selected, Client is responsible for validating the transactions of its members, including assigning passwords. Client is solely responsible for providing support to its members regarding their use of CUiNet and the network services.

     4.2 Cavion will provide telephone support to Client during regular business hours at the nearest Cavion staffed facility. Emergency support is available 24 hours per day, 365 days per year. Cavion will maintain, administer and upgrade the network as appropriate (in Cavion's judgment) for effective network operations. Should an upgrade of the network require upgrade of Client's equipment or software to remain compatible, the upgrade of Client's equipment or software will be Client's responsibility.

     4.3 Cavion will maintain the network connection equipment provided to Client's facility under this agreement, whether the equipment belongs to Client or Cavion. However, Client is responsible for maintaining an appropriate operating environment and restricting access to the connection equipment. Cavion relies on Client to promptly notify Cavion of any problem affecting Client's connection to the network, and to cooperate with Cavion (including providing access to Client's facility and technical personnel) as needed to correct any such problem.

     4.4 CUiNet uses standard telecommunication links and standard network server technology. While expected to be minimal, unscheduled temporary service disruptions cannot be completely eliminated. Network service will also be limited or interrupted from time to time for scheduled maintenance, network expansion, upgrades or other administrative purposes. Cavion will make commercially reasonable efforts to notify clients in advance of scheduled downtime, and to limit scheduled downtime to off-peak hours.

     4.5 Cavion reserves the right to monitor CUiNet traffic as appropriate (in Cavion's judgment) for proper operation of the network and as otherwise required or permitted by law. However, Cavion does not have the practical ability to control the conduct of users of the network and assumes no liability for such conduct.

5. STANDARDS OF USE. Client will use CUiNet and the network services, and will permit the use of CUiNet and the network services, only in a manner that is lawful, consistent with the rights of other users and third parties, in keeping with accepted Internet etiquette, and not disruptive to the operations of the network. Except for the limited access provided to members of Client as end users of the network services, Client will provide access to the network or the Internet only to its employees, independent contractors and examiners, and only from equipment located at Client's facilities. Client will communicate the restrictions described in this section to anyone to whom it provides access. Vendors who use the network to provide services to Client or its members must do so by agreement with Cavion. Client agrees to comply with any rules and policies posted on CUiNet's web server that are generally applicable to users of CUiNet or a network service. Material breach of this section will be cause for immediate suspension of service or termination of this agreement.

6. INTERNET ENVIRONMENT. Client acknowledges that (a) the availability, performance, reliability, legality and appropriateness of resources accessed through the Internet are beyond the control of Cavion, and (b) there can be no assurance of privacy with respect to data sent or received across the Internet in unencrypted form.

7. SECURITY. Cavion will take commercially reasonable steps to ensure that network services sessions accessed from the Internet, and CUiNet interfaces to the Internet, are protected using network firewalls, encryption, and/or other appropriate security measures. Client is responsible for (a) the security of network equipment located at Client's facility, and (b) safeguarding any passwords or other validation information assigned to Client or Client's users. In addition, while the private telecommunication circuits between Client's facility and CUiNet provide physical security for Client's unencrypted network traffic, these circuits are owned and operated by telecommunications providers and Cavion does not guarantee their security.

8.   LIMITED WARRANTIES.

     8.1 Except as described in section 4.4, CUiNet will be online and available 24 hours per day, 365 days per year. Each network service will be capable of performing the functions described in the online documentation associated with the service, for the term of this agreement, provided the service is used with an approved web browser and otherwise in accordance with the documentation. Cavion does not guarantee that operation of CUiNet or the network services will be uninterrupted or error-free. Cavion is not responsible for network unavailability caused by Client's equipment, equipment of Client's members, telecommunications circuits or the Internet. Client is responsible for selecting which of the telecommunications circuits offered by CUiNet will be used, and for the adequacy of the telecommunications circuit to carry Client's traffic over CUiNet. Warranty protection for equipment sold to Client under this agreement will be as provided by the equipment manufacturer.

     8.2 Claims for breach of this warranty should be submitted in writing, including as much detail as possible concerning the circumstances of the problem. If Cavion is unable to correct the problem (with Client's cooperation) within 30 days, Cavion will refund the monthly charges relating to the service in which the problem is experienced, prorated for the affected period.

     8.3 This section sets forth Cavion's exclusive warranties with respect to the performance of CUiNet and the network services. Cavion disclaims any other warranties, express or implied, including any warranties of merchantability, fitness for any particular purpose, title, authority or noninfringement. These warranties are exclusively for the benefit of Client, and are not transferable without Cavion's prior written consent.

9. LIMITATION OF LIABILITY. Client is exclusively responsible for all financial risks associated with access to and use of CUiNet and the network services by Client's members, including validation of all transactions. In no event will Cavion be liable for lost data, lost profits, or any other incidental, consequential or exemplary damages, even if Cavion is aware of the possibility of such damages. In no event will Cavion's liability for any claim related to this agreement exceed the amount paid by Client under this agreement during the six months prior to the claim.

10.  OWNERSHIP AND LICENSE.

     10.1 "Cavion technology" means all inventions, designs, software and intellectual property of any kind used in the operation of CUiNet and the network services, including all portions and complete or partial copies thereof, all derivatives, modifications and enhancements thereof, and any documentation associated therewith. "Cavion technology" does not include Client's host data processing software. Cavion owns or licenses from third parties all Cavion technology.

     10.2 Cavion hereby grants to Client, during the term of this agreement and subject to the provisions of this agreement, a nonexclusive nontransferable license (a) to use the Cavion technology (other than the network services software) for the purpose of connecting to, and transmitting and receiving data across, the network as contemplated by this agreement, and (b) to use any network services software subscribed and paid for under the Services Schedule to access, employ and make available to Client's members the corresponding network services. This license does not include rights to (a) use the Cavion technology for any other purpose, (b) modify, translate, or merge any network services software with another program, (c) create a derivative work based on the Cavion technology, or (d) sublicense or transfer the Cavion technology to any third party (except for the implied sublicense to Client's members to use the network services as contemplated by this agreement). Client will not reverse-engineer, disassemble, decompile, or make any attempt to discover the source code of the network services software. Client will not copy the network services software, except for temporary browser-embedded copies as required to run the software. All rights not explicitly granted to Client under this section are reserved to Cavion.

     10.3 Cavion hereby grants to Client, during the term of this agreement and subject to the provisions of this agreement, a nonexclusive, nontransferable license to use the CUiNet name and any materials concerning CUiNet provided by Cavion, for the purpose of promoting the network and the network services.

11.  CONFIDENTIALITY.

     11.1 "Confidential information" means any and all confidential business information concerning either party that is disclosed to the other party in connection with this agreement, including all confidential information disclosed to Client concerning Cavion technology and including the terms of this agreement. Any confidential financial information of Client's members to which Cavion has access as network administrator will be treated as confidential information of Client. "Confidential information" does not include information which the recipient can show (a) is public (other than through the recipient's actions), (b) was rightfully disclosed to the recipient by a third party, or (c) was independently developed by the recipient. Information that is not otherwise confidential will not be treated as confidential merely because it is disclosed under this agreement.

     11.2 Each party (and its employees and agents) (a) will use the same degree of care (and at least a reasonable degree of care) to prevent the unauthorized disclosure or use of confidential information as it uses to protect its own confidential information of a similar nature, and (b) will immediately notify the disclosing party upon discovery of any loss, unauthorized disclosure, or unauthorized use of confidential information.

     11.3 Upon termination of this agreement, or at any time upon the request of the disclosing party, the recipient will promptly return or destroy all confidential information in any form (including computer media), and the recipient will not retain any copies of confidential information in any form. Notwithstanding the preceding sentence, Cavion may keep archival copies of network traffic as required in Cavion's discretion for proper operation of the network. Cavion will not be required to return or destroy these copies, but will continue to treat them as confidential information under this section as long as they are retained.

     11.4 Any breach of this section will cause the disclosing party irreparable harm for which it cannot be adequately compensated in damages. The disclosing party will therefore be entitled, in addition to any remedies otherwise available, to injunctive and other equitable relief, without posting bond, to enforce this section and to prevent any breach of this section. The provisions of this section will survive termination of this agreement for the longest of the following: (a) two years, (b) in the case of archive copies as described in the preceding subsection, any period for which Cavion retains such copies, or (c) in the case of any trade secret, as long as such information remains a trade secret.

12. INDEMNITIES. Each party indemnifies the other (and its affiliates and agents) against all loss, liability or expense (including reasonable attorney and witness fees and expenses) arising out of any claim that materials of the indemnifying party infringe the patent, copyright, trademark or trade secret rights of any third party. For this purpose, "materials" of a party means any technology or content supplied by that arty for use or publication on the network or the Internet. Client indemnifies Cavion (and its affiliates and agents) against all loss, liability or expense (including reasonable attorney and witness fees and expenses) arising out of any use of the network, the network services or the Internet by anyone to whom Client provides access. In each case, the indemnity is subject to the conditions that:

          (a) the indemnifying party is notified of the claim in a timely manner;

          (b) the indemnified party provides all reasonable assistance to defend against the claim at the indemnifying party's expense; and

          (c) the indemnifying party is given control of the defense and settlement.

     If any materials are held or are believed by the indemnifying party to infringe, the indemnifying party will have the option, at its expense, to (a) modify the materials to be non-infringing, (b) obtain for the indemnified party the right to continue using the materials, or (c) terminate the use of the materials under this agreement. The provisions of this section will survive termination of this agreement for a period equal to the statute of limitations governing the indemnified claim, and will continue to apply to any claim filed within that period.

13.  Term and Termination.

     13.1 The term of this agreement will be for three years from the date hereof. Thereafter, this agreement will automatically renew for additional three year periods unless (a) terminated by either party by notice at least 60 days prior to the renewal date, or (b) replaced by a new agreement governing access to CUiNet and the network services.

     13.2 Either party may terminate this agreement upon notice to the other:

          (a) if the other party materially breaches any of its obligations under this agreement and such breach is not cured within 60 days after notice thereof; or

          (b) if insolvency proceedings pursuant to any federal or state law are filed by the other party, or are filed against the other party and not dismissed within 60 days; if substantially all of the assets of the other party are transferred to an assignee for the benefit of creditors, a receiver or a trustee in bankruptcy; if the other party is adjudged bankrupt; or if the other party ceases to carry on business.

     13.3 Termination of this agreement will not be exclusive of any other remedy available under this agreement or applicable law. Upon termination, each party will promptly make any payments owed to the other party. Cavion will reasonably cooperate with Client in the transfer of Client's domain hosting, if any. Monthly network services fees will not be prorated. Access to the network and network services will be discontinued upon termination. Within 30 days after termination, each party will return (or will provide reasonable access to its facilities for the other party to retrieve) any equipment in its possession that belongs to the other party.

14. DISPUTES. Except as otherwise agreed, any dispute concerning this agreement will be resolved as follows:

     14.1 If either party believes that a dispute cannot be resolved by informal negotiation, the matter will be submitted to mediation. The parties will agree upon a neutral impartial mediator experienced in the field of interactive electronic networks. At the commencement of the mediation, the parties will agree upon (a) a procedure for exchange of information related to the dispute, and (b) ground rules and a schedule for conducting the proceeding before the mediator.

     14.2 If a dispute is not settled pursuant to mediation within the agreed time period, or if any party will not participate in the mediation, the dispute will be submitted to binding arbitration in Denver, Colorado, in accordance with the rules of the CPR Institute for Dispute Resolution. The arbitration will be by a single arbitrator (or, if the amount in controversy is greater than $50,000, by three arbitrators, none of whom will be appointed by either party) experienced in the field of interactive electronic networks. The arbitration will be governed by the United States Arbitration Act, and judgment upon the award may be entered by any court having jurisdiction thereof. The arbitrators will not be empowered to award damages in excess of actual damages, but will be empowered (not required) to require any party to pay the reasonable attorney fees, expert witness fees, and other arbitration costs of any other party.

     14.3 Except as specified in section 11.4, the procedures described in this section will be the exclusive procedures for the resolution of disputes; provided, however, that either party may seek preliminary judicial relief in Denver, Colorado, if in the judgment of that party such relief is necessary to avoid irreparable damage. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the mediation or arbitration. Any cause of action either party may have with respect to this agreement will be barred unless it is commenced within one year after the cause of action arises, is discovered, or should have been discovered with the exercise of reasonable diligence.

15.  GENERAL.

     15.1 The parties are independent contractors. Neither party is an agent or partner of the other, or has the right to incur any obligation on behalf of the other. Each party may use the other's name and trademarks only with the other's prior written consent (except that Cavion may use Client's name in any listing of CuiNet clients). Upon termination of this agreement, all use of such names and trademarks will immediately be discontinued, and each party will return to the other all promotional materials and other items bearing the other's name or trademarks that are in its possession.

     15.2 Neither party will be liable for any delay or failure in its performance under this agreement (except for payment obligations) directly or indirectly due to acts of the other party or its agents, or to causes beyond the control of the delaying party (including equipment failure, utility failure, casualty, emergency conditions, acts of governmental authorities, labor disputes, and acts of suppliers, telecommunications providers or other third parties).

     15.3 Notices under this agreement will be in writing and will be effective when received by certified mail, overnight courier, fax or hand delivery to the address set forth below (as may be changed from time to time by written notice). Refusal to accept delivery will be deemed receipt.

     15.4 This agreement will be binding upon the assigns and successors in interest of Cavion and Client. Either party may assign this agreement to an affiliate, or as collateral for financing purposes, and Cavion may assign this agreement to a purchaser of CUiNet, without the consent of the other party. Neither party may otherwise assign this agreement without the other party's written consent, which will not unreasonably be withheld.

     15.5 This agreement is governed by the laws of the State of Colorado. No provision of this agreement may be waived or modified except in writing signed by Client and Cavion. This agreement (including the Services Schedule as modified by the parties from time to time) is the entire agreement between the parties as to its subject matter, and supersedes any other communications between the parties. This agreement may be executed in counterparts, each of which will constitute an original. If any provision of this agreement is found to be invalid or unenforceable, such provision will be modified (in the affected jurisdiction) to the minimum extent required, and the remainder hereof will not be affected.


     IN WITNESS WHEREOF, the parties have executed this Secure Network Services Agreement as of the date written below.


-----------------------[Client]    CAVION TECHNOLOGIES, INC.


By:----------------------------    By:---------------------------

Title:-------------------------    Title:------------------------

Address:                           Address:
-------------------------------    Cavion Technologies, Inc.
-------------------------------    7475 Dakin Street, Suite 607
-------------------------------    Denver, Colorado 80221-6920
-------------------------------    Attn: President
-------------------------------    Fax: 303-657-8210
-------------------------------    Voice: 303-657-8212

Date:  ------------------------


                           SERVICES SCHEDULE TO
                                CAVION.COM
                     SECURE NETWORK SERVICES AGREEMENT


1.   Description of Services

Client subscribes for the network services indicated by checking the boxes below:

---  SECURE ISP SERVICES
     This service provides unlimited Internet access for Client and Client's employees, at the bandwidth selected by Client. The service includes access to CUiNet, network address translation, unlimited e-mail for Client's employees, and (if applicable) hosting of Client's web site. Upon request, Cavion will register Client's domain name, and will refer Client's web site design to a web site design consultant.

---  SECURE FORMS SERVER
     This service enables Client's members to provide encrypted data (such as loan or credit applications) using online forms in a secure area of Client's web site. Cavion's secure forms server is firewall protected.

---  SECURE INTERNET TRANSACTIONAL BANKING SERVICES
     This service enables Client's members to retrieve account information and perform a variety of interactive account transactions via the Internet. Cavion's secure transactional banking server is double firewall protected.


---  INTERNET BANKING "PULL" ADVERTISING
     This service enables Client to target online advertising of specific services to members not currently using those services, as part of Client's Internet Transactional Banking user interface.


---  SECURE INTERNET BILL PAYMENT SERVICES
     This service enables Client's members to set up and modify online bill payment through a third party settlement agent, via the Internet. Cavion's secure Internet bill payment server is firewall protected.


---  KIOSK SOFTWARE
     This service allows Client to set up remote kiosks (with hardware provided by a third party vendor) to provide general service information concerning Client, or to provide member account information and enable interactive account transactions.


2.   Pricing Summary

Client agrees to pay the following fees in connection with the Secure Network Services Agreement:


[add from pricing information]